Exhibit 99.3

October 14, 2008

Arun Chandra

[Address]

[Address]

Dear Arun,

I am pleased to extend an offer of employment to you for the position of Chief Executive Officer of SumTotal Systems, Inc. (the “Company”), November 1, 2008, reporting directly to the SumTotal Board of Directors, on the terms described below. Of course, the Company may change your position, duties and work location from time to time, as it deems necessary, subject to your rights set forth in this offer letter.

Your semi-monthly salary will be $19,791.67, which is equivalent to an annual amount of $475,000, less payroll deductions and all required withholdings. You will also be eligible to participate in the SumTotal Systems Executive and Management Bonus Plan (the “Bonus Plan”) with a target bonus of an additional 100% of base salary annually.

For the first six months of your employment, you will be paid a pro-rated bonus under the Bonus Plan as though it was achieved at 100% of target, regardless of actual performance, but assuming employment through the date required to receive payment under the Bonus Plan. For clarification, your bonus will be calculated and paid as follows:

Fiscal Quarter	Bonus Calculation
Q4 2008	25% of annual salary, pro-rated at 66.67%.

Q1 2009	25% of annual salary.

Q2 2009	Your bonus will be calculated based upon the achievement of Company targets under the Bonus Plan. If the calculated amount is less than 25% of your annual salary pro-rated at 33.33% (the “Guaranteed Bonus”), you will be paid the Guaranteed Bonus for Q2 2009.

Q3 2009 and later	Paid solely based upon achievement of Company targets under the Bonus Plan, the same as all other plan participants, but no amounts will be paid to you until the sum of the earned bonuses for Q2, Q3, and Q4 2009 exceed any Guaranteed Bonus paid for Q2 2009.

You will be eligible to participate in SumTotal System’s standard benefit plans, which currently include medical, dental, vision, long-term disability and term life insurance; 401(k) plan; flexible spending plan, vacation of three (3) weeks per year and holidays. Details about these benefit plans are available for your review. SumTotal Systems may modify benefits from time to time, as it deems necessary.

Offer Letter: Arun Chandra

If, prior to December 31, 2009, the Company withdraws its offer of employment for any reason, the Company terminates your employment for other than “cause,” or you terminate your employment for “good reason” (as “cause” and “good reason” are defined in your Change of Control Agreement), you shall be eligible to receive twelve (12) months worth of your Base Salary, less any applicable withholding of federal, state or local taxes (“Severance Period”). Such salary continuation shall be paid in equal semi-monthly installments over the one-year period following the date of your separation from service. In addition, you will be entitled to 100% of your targeted annual bonus in a total amount equal to $475,000, less any applicable withholding of federal, state or local taxes payable. This bonus payment will be paid quarterly, on the same schedule the Company makes bonus payments to participants in the Company’s Executive and Management Bonus Plan. In addition, you will be entitled to COBRA continuation and COBRA premium reimbursement on the same basis as if either the termination without cause or resignation for good reason was a “Termination Event” under the Amended and Restated Change of Control Agreement (August 16, 2006). In addition, if you have a termination without cause or for good reason and at such time your stock options (see below) are not 1/4 vested, you will be immediately vested as to 1/4 of such options.

You shall only be entitled to these benefits (i) upon signing the Company’s standard form of release of claims in effect as of the date of your termination (the “Release”) and (ii) if you aren’t entitled to, and provided with, the compensation and benefits set forth in your Change of Control agreement. All payments made pursuant to this paragraph will be delayed as necessary pursuant to the release timing language and the provisions of Section 409A of the Internal Revenue Code as outlined in Appendix A.

Subject to the approval of the Compensation Committee of the Board of Directors, you shall receive on your hire date a grant of stock options entitling you to purchase 850,000 shares of SumTotal Systems common stock with a per share exercise price equal to the fair market value of a share of SumTotal Systems stock on the date of the grant. This option will vest as to 1/4 of the number shares subject to the options after you complete twelve (12) months of service and as to 1/48 of the number of shares subject to the options after each month of service thereafter. The stock options shall be granted with the standard terms and conditions applicable to stock options granted pursuant to the SumTotal 2004 Equity Incentive Plan.

As a condition of your employment, you agree to review, sign and abide by the Company’s employment policies, including without limitation, its Employee Invention Agreement, which prohibits unauthorized use or disclosure of SumTotal Systems’ proprietary information and is attached hereto as Exhibit A. This letter, the Company’s employment policies, which may be amended from time to time by the Company with or without advance notice, and the Officer’s Change in Control Agreement attached hereto as Exhibit B, and the Indemnification Agreement attached hereto as Exhibit C, will form the complete and exclusive statement of your employment agreement with SumTotal Systems.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Further, by signing below and indicating your acceptance of this offer, you represent that you may legally work in the United States of America and agree to provide the necessary supporting documentation. As a SumTotal Systems employee, you shall be expected to abide by SumTotal Systems rules and regulations as outlined in the SumTotal Systems, Inc., United States Employee Handbook.

Offer Letter: Arun Chandra

This letter confirms your representations to us that: (i) you are not a party to any employment agreement or other contract or arrangement that prohibits your full-time employment with SumTotal Systems, (ii) you will not disclose any trade secrets or confidential information of any third party to SumTotal Systems, and (iii) you do not know of any conflict that would restrict your employment with SumTotal Systems.

Your employment with SumTotal Systems is entered into voluntarily, and is an at-will employment relationship. As a result, you may terminate your employment with SumTotal Systems at any time and for any reason simply by notifying SumTotal Systems. Likewise, SumTotal Systems may terminate your employment at any time and for any reason, with or without cause or advanced notice. This at-will employment relationship cannot be changed except in writing signed by you and the Compensation Committee Chair or his or her designee.

No later than three (3) business days after your start date, please be prepared to provide proof of your right to work in the United States, per federal law. This will entail showing us identification documents as listed in the Form I-9 from the US Department of Homeland Security.

This offer is contingent upon your delivery to the Company of this signed offer letter, Employee Invention Agreement, Change of Control Agreement and Indemnification Agreement.

If you have any questions, please do not hesitate to call me.

We look forward to your favorable reply.

Sincerely,

/s/ John Coné
John Coné
Compensation Committee Chairman

Accepted:	/s/ A. Chandra	Date:	10/15/08
Arun Chandra

Start Date:	November 1, 2008

Offer Letter: Arun Chandra

Appendix A

Section 409A and Release Timing

(i) Notwithstanding anything to the contrary in this offer letter, if Mr. Chandra is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Mr. Chandra’s termination of employment (other than due to death) or resignation, then the severance payable to Mr. Chandra, if any, pursuant to this offer letter, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Mr. Chandra’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Mr. Chandra’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Mr. Chandra dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Mr. Chandra’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(ii) Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any amount paid under this offer letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iv) Any amount paid under this offer letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) Mr. Chandra’s annualized compensation based upon the annual rate of pay paid to Mr. Chandra during Mr. Chandra’s taxable year preceding the taxable year of Mr. Chandra’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Mr. Chandra’s employment is terminated.

(v) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Mr. Chandra agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Mr. Chandra under Section 409A.

Offer Letter: Arun Chandra

(vi) The receipt of any severance will be subject to Mr. Chandra signing and not revoking the Release and provided that such Release is effective within sixty (60) days following the termination of employment. No severance will be paid or provided until the Release becomes effective. In the event the termination occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which the Mr. Chandra’s termination occurs, any severance that would be considered Deferred Compensation Separation Benefits (as defined above) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by the payment schedule applicable to each payment or benefit, or paragraph (i)